Exhibit 5.1

Opinion of Lisa K. Pai, Executive Vice President and Chief Legal Officer of BBCN Bancorp, Inc.

January 30, 2012

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Ladies and Gentlemen,

I am the Executive Vice President and Chief Legal Officer of BBCN Bancorp, Inc., a Delaware corporation (the “Company”), and, as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 2,364,425 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company under the Center Financial Corporation 2006 Stock Incentive Plan, as amended (the “Plan”).

I have examined the Plan, the corporate records of the Company and such other certificates, instruments and documents as I have deemed relevant and necessary as the basis for the opinion set forth below. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with such opinion. I have assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the shares of Common Stock, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, if applicable, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

This opinion speaks as of today’s date, does not address any matters other than those expressly stated herein, and is limited to present statutes, regulations and judicial interpretations.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours

/s/ Lisa K. Pai
Lisa K. Pai
Executive Vice President and Chief Legal Officer